Exhibit 99.2

*CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Effective: January 1, 2024

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

PURPOSE: To define the compensation plan for the Chief Financial Officer (“CFO”).

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY: The Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY: The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in the CFO MIP MATRIX below. Effective date of plan is January 1, 2024 and incentive will be for entire year of 2024. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on finalization of the Company’s audited financial statements for 2024.

ACKNOWLEDGEMENT: Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

The executive officer agrees and acknowledges that the executive officer is fully bound by, and subject to, all of the terms and conditions of the Company’s Clawback Policy (as may be amended, restated, supplemented for otherwise modified from time to time).

INTERPRETATIONS: The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason. It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Revenue and EBITDA Targets as defined herein in the event of the sale or disposition of any of the assets of the Company. While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed. The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

[***] INDICATED CERTAIN INFORMATON IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IS PUBLICLY DISCLOSED

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$332,811
Performance Incentive Compensation Target (at 100% of Plan):	$166,406
Total Annual Target Compensation (at 100% of Plan):	$499,217

The Performance Incentive Compensation Paid is based on the CFO MIP MATRIX below.

Perma-Fix Environmental Serivces, Inc.

2024 Management Incentive Plan

CFO MIP MATRIX

Annualized Base Pay:

Performance Incentive Compensation Target (at 100% of Plan):

Total Annual Target Compensation (at 100% of Plan):

Target Objectives	Performance Target Achieved
	75%-89%	90%-110%	111%-129%	130%-150%	>150%

Revenue	$8,320	$16,641	$27,338	$36,847	$43,979

EBITDA	62,401	124,805	164,029	221,082	263,872

	70,721	141,446	191,367	257,929	307,851

	Performance Target Achieved
	100%	100%	100%	100%	100%

Regulatory Filing	24,960	24,960	24,960	24,960	24,960

	$95,681	$166,406	$216,327	$282,889	$332,811

1)	Revenue is defined as the total consolidated third-party top line revenue as publicly reported in the Company’s 2024 financial statements. The percentage achieved is determined by comparing the actual consolidated revenue for 2024 to the Board approved Revenue Target for 2024, which is $[***]. The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

2)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing and discontinued operations. The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target for 2024, which is $[***]. The Board reserves the right to modify or change the EBITDA Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

3)	Regulatory Filing Incentive Target is based on meeting all deadlines (including allowable extension granted by the SEC) for the Form 10-K, Form 10-Q and 8-Ks required by SEC (Securities and Exchange Commission).

4)	No performance incentive compensation will be payable for achieving the Regulatory Filing and revenue targets unless a minimum of 75% of the EBITDA Target is achieved.

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2024 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on finalization of the Company’s audited financial statements for 2024.

In no event will Performance Incentive Compensation paid to all Executive Officers as a group exceed 50% of Pretax Net Income computed prior to the calculation of bonus expense. If applicable, Incentive Compensation payments will be reduced on a pro-rata basis, so not to exceed 50% of Pretax Net Income.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Chief Financial Officer 2024 - Compensation Plan. I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Ben Naccarato	01/19/2024
Ben Naccarato	Date

/s/ Larry Shelton	01/22/2024
Board of Directors	Date